Exhibit 99.1

FOR IMMEDIATE RELEASE

                           INVESTOR CONTACTS:         PRESS CONTACT:
                           Patrick Barry              Samantha Kain
                           CFO, Bluefly, Inc.         Paul Wilmot Communications
                           212- 944-8000 ext. 239     212-206-7447 ext. 25
                           pat@bluefly.com            skain@greatpress.com

                           Budd Zuckerman
                           Genesis Select
                           303-415-0200
                           bzuckerman@genesisselect.com

                   BLUEFLY REPORTS FIRST QUARTER 2007 RESULTS

NEW YORK - May 9, 2007 - Bluefly, Inc. (NASDAQ SmallCap:BFLY), a leading online retailer of designer brands, fashion trends and superior value
(www.bluefly.com), today announced strong growth in revenue and continued strong margin levels for the first quarter 2007.

Highlights for the first quarter included:

     o Revenue increased by approximately 31% to $22.1 million from $16.9 million in first quarter 2006;
     o Gross margin decreased to 37.9% from 40.5% in first quarter 2006, primarily as a result of increased third party-shipping costs as well as a weaker dollar compared to the euro;
     o    Gross profit increased by 22%;
     o Operating loss increased to $3,222,000 compared to operating loss of $3,052,000, primarily as a result of $1.0 million incremental stock-based compensation expense incurred in connection with stock based compensation awards made in the fourth quarter of 2006 and in the first quarter of 2007 in connection with the Company's recent Offer to Exchange. This increase was partially offset by a reduction of $466,000 in spending related to marketing and advertising.
     o Average order size increased by over 10% to $269.21 from $243.92 in the first quarter of 2006.
     o Net loss decreased to $3.1 million from $3.3 million. Loss per share decreased to $0.02 per share (based on 129.6 million weighted average shares outstanding after preferred stock dividends) from $0.22 per share (based on 20.4 million weighted average shares outstanding after preferred stock dividends).

"We're especially pleased with the 31% growth in revenue for the first quarter, especially given the marketing spend is down 13% year over year" said Melissa Payner, Bluefly's Chief Executive Officer. "The decrease in the marketing spend is due to the shifting the launch of television advertising, from mid-February to mid-March, to better coordinate with our Spring product launch. Despite the four week delay in marketing spend, new customers are up over 27% compared to the same period last year. Even more encouraging is that our operating loss excluding stock-based compensation decreased by almost $1.0 million quarter over quarter."

The company will host a conference call webcast to discuss its first quarter results today at 5:00 p.m. Investors can access the webcast at www.investor.bluefly.com.

                                     -more-

ABOUT BLUEFLY, INC.

Founded in 1998, Bluefly, Inc. (NASDAQ SmallCap: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking statements," usually containing the words "believe," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the company's ability to execute on, and gain additional revenue from, its marketing initiatives; the company's history of losses and anticipated future losses; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the need to further establish brand name recognition; management of potential growth; and risks associated with our ability to handle increased traffic and/or continued improvements to its Web site.

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

                                                    THREE MONTHS ENDED
                                              -----------------------------
                                                MARCH 31,       MARCH 31,
                                                  2007            2006
                                              -------------   -------------
Net sales                                     $  22,108,000   $  16,876,000
Cost of sales                                    13,734,000      10,037,000
                                              -------------   -------------
     Gross profit                                 8,374,000       6,839,000
     Gross profit percentage                           37.9%           40.5%

Selling and fulfillment expenses                  4,399,000       3,433,000
Marketing expenses                                3,611,000       4,031,000
General and administrative expenses               3,586,000       2,427,000
                                              -------------   -------------
   Operating loss                                (3,222,000)     (3,052,000)

Interest and other income                           195,000          45,000

Interest expense                                    (76,000)       (257,000)
                                              -------------   -------------
Net loss                                      $  (3,103,000)  $  (3,264,000)
                                              -------------   -------------

Preferred stock dividends                           (11,000)     (1,231,000)

Net loss available to common shareholders     $  (3,114,000)  $  (4,495,000)
                                              -------------   -------------
Basic and diluted net loss per share
  (after preferred stock dividends)           $       (0.02)  $       (0.22)
                                              =============   =============
Weighted average shares outstanding             129,629,498      20,367,508
                                              =============   =============

                                     -more-

SELECTED BALANCE SHEET DATA & KEY METRICS - UNAUDITED

                                                MARCH 31,      DECEMBER 31,
                                                  2007            2006
                                              -------------   -------------
Cash                                          $  14,254,000   $  20,188,000
Inventories, net                                 26,133,000      24,189,000
Prepaid Inventory                                   378,000         616,000
Other Current Assets                              5,076,000       3,613,000
Property & Equipment, net                         4,015,000       3,573,000
Current Liabilities                              13,801,000      14,603,000
Shareholders' Equity                             36,291,000      37,827,000

                                               THREE MONTHS    THREE MONTHS
                                                  ENDED           ENDED
                                                 MARCH 31,       MARCH 31,
                                                   2007            2006
                                              -------------   -------------
Average Order Size
 (including shipping & handling revenue)      $      269.21   $      243.92
Customers Added During Period                        49,385          38,688

                                     -more-

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

                                                                 THREE MONTHS    THREE MONTHS
                                                                    ENDED           ENDED
                                                                   MARCH 31,       MARCH 31,
                                                                     2007            2006
                                                                -------------   -------------
Cash flows from operating activities:
   Loss from operations                                         $  (3,103,000)  $  (3,264,000)
   Adjustments to reconcile loss from operations
     to net cash used in operating activities:
      Depreciation and amortization                                   423,000         353,000
      Warrant issued to consultant                                         --          67,000
      Non-cash expense related to warrants issued to supplier              --          92,000
      Provisions for returns                                         (663,000)       (629,000)
      Allowance for doubtful accounts                                 155,000          43,000
      Stock options expense                                         1,721,000         612,000
      Reserve for inventory obsolescence                              302,000         240,000
      Changes in operating assets and liabilities:
       (Increase) decrease in:
        Inventories                                                (2,246,000)     (4,787,000)
        Accounts receivable                                        (1,060,000)     (1,274,000)
        Prepaid inventory                                             238,000         326,000
        Prepaid expenses                                             (625,000)        634,000
        Other current assets                                          (93,000)         34,000
       (Decrease) increase in:
        Accounts payable                                              509,000       2,063,000
        Accrued expenses and other current liabilities               (224,000)       (186,000)
        Interest payable to related party shareholders                     --         149,000
        Deferred revenue                                             (250,000)        672,000
                                                                -------------   -------------
        Net cash used in operating activities                      (4,916,000)     (4,855,000)

Cash flows from investing activities:
   Purchase of property and equipment                                (850,000)       (110,000)
                                                                -------------   -------------
        Net cash used in investing activities                        (850,000)       (110,000)
                                                                -------------   -------------

Cash flows from financing activities:
   Employee taxes settled with stock                                 (160,000)             --
   Net proceeds from exercise of  Stock Options                         6,000              --
   Payment of capital lease obligation                                (14,000)        (14,000)
                                                                -------------   -------------
        Net cash (used in) provided by financing activities          (168,000)        (14,000)
                                                                -------------   -------------
Net increase (decrease) in cash and cash equivalents               (5,934,000)     (4,979,000)

Cash and cash equivalents - beginning of period                    20,188,000       9,408,000
                                                                -------------   -------------
        Cash and cash equivalents - end of period               $  14,254,000     $ 4,429,000
                                                                -------------   -------------